Exhibit 99.1

Frontier Communications
3 High Ridge Park
Stamford, CT 06905
(203) 614-5600
www.frontier.com

FOR IMMEDIATE RELEASE

Frontier Communications Corporation Announces
Successful Completion of Debt Tender Offer

STAMFORD, Conn., June 18, 2012 — Frontier Communications Corporation (NASDAQ: FTR) announced today that it has successfully completed its previously announced debt tender offer and has applied the full "Maximum Payment Amount" of $500 million toward the repurchase of its 8.250% Senior Notes due 2014 (the "2014 Notes") and 7.875% Senior Notes due 2015 (the "2015 Notes").

As a result, Frontier accepted for purchase $49.5 million aggregate principal amount of 2015 Notes tendered as of 9:00 a.m. New York City time on June 15, 2012 (the "Expiration Date") for total consideration of approximately $54 million, plus accrued and unpaid interest to the date of purchase.  Frontier previously accepted for purchase $400 million aggregate principal amount of 2014 Notes for total consideration equal to $446 million, plus accrued and unpaid interest to the date of purchase on June 1, 2012.

Frontier used proceeds from the sale of its offering of $500 million of 9.250% Senior Notes due 2021, plus cash on hand, to purchase the 2014 Notes and 2015 Notes.  As a result of the successful tender offer, the amount of 2014 Notes and 2015 Notes outstanding are $200 million and $450.5 million, respectively.

The tender offer is expected to result in an after-tax charge of approximately $43 million for the quarter ended June 30, 2012, or $0.04 per share.

The offer to purchase the 2015 Notes was oversubscribed.  A total of $147,612,000 aggregate principal amount were validly tendered as of the Expiration Date, and accordingly, the principal amount of 2015 Notes that the Company purchased from each tendering holder was prorated based on a proration factor of approximately 34%.

Deutsche Bank Securities Inc. served as the Coordinating Dealer Manager and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC served as Co-Dealer Managers for the tender offer.

This announcement does not constitute an offer to buy or the solicitation of an offer to sell any securities in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers voice, broadband, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for residential customers, small businesses and home offices and advanced business communications for medium and large businesses in 27 states. Frontier's approximately 15,500 employees are based entirely in the United States.

INVESTOR CONTACT:	MEDIA CONTACT:
Gregory Lundberg	Brigid Smith
Vice President, Investor Relations and Assistant Treasurer	AVP Corp. Communications
(203) 614-5044	(203) 614-5042
greg.lundberg@ftr.com	brigid.smith@ftr.com

#   #   #